U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                                 FORM 4

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Chemers                        Joel                     W.
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    (Last)                       (First)                  (Middle)



   1300 S. Wolf Road
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                                 (Street)

   Des Plaines                   Illinois                  60018
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    (City)                       (State)                  (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Juno Lighting, Inc. (Juno)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   February, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner

   [X] Officer (give title below)           [ ] Other (specify below)

         Vice President, Human Resources, Legal Affairs and Secretary
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7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

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
   ========================================================================

          Table I  - Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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1.                  2.              3.             4.                       5.            6.          7.
Title of Security   Transaction     Transaction    Securities Acquired (A)  Amount of     Owner-      Nature of
(Instr.3)           Date            Code           or Disposed of (D)       Securities    ship        Indirect
                    (mm/dd/yy)      (Instr.8)      (Instr. 3,4 and 5)       Beneficially  Form:       Beneficial
                                    -----------    ------------------       Owned at End  Direct      Ownership
                                                           (A)              of Month      (D) or
                                    Code   V       Amount  or   Price       (Instr. 3     Indirect
                                                           (D)              and 4)        (I)(Instr.4)(Instr.4)
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Common                2/1/01        P              1500     A    $6.13                     D
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Common                2/13/01       P               500     A    $6.75      6,005          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                       (Print or Type Responses)















(Form 4-07/98)

Form 4 (continued)

Table II  - Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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1.          2.        3.       4.       5.            6.               7.                8.      9.      10.    11.
Title of    Conver-   Trans-   Trans-   Number of     Date             Title and Amount  Price   Number  Owner- Nature
Derivative  sion or   action   action   Derivative    Exercisable and  of Underlying     of      of      ship   of
Security    Exercise  Date     Code     Securities    Expiration Date  Securities        Deriv-  Deriv-  Form   Indirect
(Instr.3)   Price     (Month/  (Instr.  Acquired (A) (Month/Date/Year) (Instr. 3 and 4)  ative   ative   of De- Benef-
            Of Deriv-  Day/     8)      or Disposed  ----------------- ----------------  Secur-  Secur-  riva-  icial
            ative      Year)   ------   of (D)        Date    Expira-           Amount   ity     ities   tive   Owner-
            Security           Code V   (Instr.3,     Exer-   tion              or       (Instr. Benef-  Secu-  ship
                                        4 and 5.)     cisable Date      Title   Number   5)      icially rity:  (Instr.
                                        -----------  -----------------          of               Owned   Direct  4)
                                         (A)   (D)                              Shares           At End  (D) or
                                                                                                of Month Indirect
                                                                                                (Instr.4)(I)
                                                                                                         (Instr.4)
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

/s/ Joel W. Chemers                                  March 6, 2001
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** Signature of Reporting Person                            Date


** International, misstatements or omissions of facts constitute Federal
   Criminal Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).






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